Exhibit 10.48

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 24th day of February 2005 by and between Focus Enhancements Inc, a Delaware corporation, with its principal offices in Campbell, California (hereinafter “Focus” or the “Company”), and Michael Conway an individual and a resident of California (“Executive”).

RECITALS

A.            Executive is currently employed by Focus and either (i) does not have an employment agreement with the Company, or (ii) is willing to terminate and supercede such employment agreement to enter into this Agreement in consideration of the additional rights and benefits set forth herein.

B.            Focus desires to enter into this Agreement on and pursuant to the terms of this Agreement to secure the additional covenants of Executive as set forth herein and to provide the additional rights and benefits to Executive in consideration of Executive’s obligations hereunder.

AGREEMENT

NOW, THEREFORE, the parties, in consideration of the foregoing Recitals, each of which is incorporated by this reference as an essential term, the covenants, conditions and other terms hereof, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.             Employment. Focus shall employ Executive and Executive accepts full time employment as Senior Vice President of Strategy and Business Development – Systems Group for the term of this Agreement and on the terms and conditions set forth herein.

2.             Duties and Responsibilities. During the term of this Agreement, Executive shall devote substantially all of his time, energy and skills to performing the duties and responsibilities as Senior Vice President of Corporate Strategy and Development – Systems Group and such other duties as the Chief Executive Officer or Board of Directors may require from time to time. Executive shall work faithfully and to the best of his ability and efforts promoting the business interests of Focus. Executive will discharge his duties at all times in accordance with any and all policies of Focus and will report to, and be subject to the direction of, the Chief Executive Officer or President of Focus, except that it is understood Executive shall also work independently with the Board of Directors as required by the Board. Executive shall be considered a key employee of the Company.

3.             Compensation. Executive’s base annual salary upon signing this Agreement shall be $163,350. Executive’s performance shall be reviewed annually thereafter. Adjustments in salary may be made from time to time in the sole discretion of the Board of Directors. Salary shall be paid in arrears in accordance with Company’s standard pay policy.

4.             Bonus Compensation. Executive shall be eligible to earn bonus compensation in each fiscal year ending December 31 during the term. Subject to the achievement of the goals identified in Exhibit A as determined by Company in its reasonable discretion, the bonus compensation shall be calculated and paid in accordance with Exhibit A. Executive’s target bonus compensation shall be 30% of Executive’s annual base salary, in proportion of Executive’s period of employment during the applicable year (measured on a 365 day/year basis). Exhibit A shall be revised by the Company for each such fiscal year during the term of this Agreement; provided, however, once the Board of Directors establishes a bonus compensation plan with respect to Executive for any fiscal year, no revision shall thereafter occur without the written consent of the Executive. All bonus payments shall be verified against and payable one week following publication of the Company’s quarterly earnings release or Form 10-K (Q). The parties expressly contemplate that Exhibit A will change from year to year. Each new Exhibit A shall be attached hereto. To be eligible for payment, Executive must be employed by Focus on the date the bonus payment is due; provided, however, if Executive is not employed on the date the bonus is due because of (i) Executive’s voluntary termination, or (ii) Executive’s involuntary termination by Focus for Cause, then the bonus will be paid but only in proportion to Executive’s period of employment during the applicable year in relation to a 365 day year. In addition, for purposes of this provision, termination of employment due to Executive’s death shall be deemed an involuntary termination without Cause.

5.             Executive Benefits.

(a)           Vacation. Executive shall receive a minimum of 20 business days of paid vacation and thereafter consistent with the Company’s vacation policy, during each year of this Agreement (pro rata). Executive may be absent from his employment for vacation only at such times the Executive notifies the Employer’s President and CEO of the planned vacation at least 10 (ten) days in advance. Unused vacation will carry over from one year to the next but the maximum amount of vacation, which can accrue (unused) at any one time, shall not exceed 20 business days. Unused vacation will not be paid in the form of cash, except upon termination of employment.

(b)           Benefits. Executive shall be eligible to participate in any and all benefit plans generally provided by the Company, on the same basis as same are made available to other executives, including health, disability and life insurance coverage should Executive elect to participate in any such plans.

6.             Expenses. Focus shall reimburse Executive for all reasonable business expenses incurred by Executive pursuant to Company policies (as adopted from time to time); provided that Executive complies with any established policy and procedure for the reimbursement of such expenses, including, but not limited to, submitting an appropriate expense report.

7.             Term and Termination.

(a)           Specified Period. The Initial Term of this Agreement shall be one year starting on the Commencement Date. (“Initial Term”)

(b)           Succeeding Term. This Agreement shall automatically renew without lapse, after the Initial Term for additional one-year periods (each a “Succeeding Term”), unless (i) written notice of non renewal is given by Focus to Executive at least thirty (30) days before such applicable anniversary or (ii) unless earlier (a) terminated upon the written mutual agreement of the Executive and Focus, or (b) pursuant to the events and/or occurrences set forth below. Collectively, the Initial Term and Succeeding Term are referred to as the “Term.” This Agreement and Executive’s employment may be terminated:

(i)            By Executive for “Good Reason” (as defined below) upon thirty (30) days prior written notice to Focus;

(ii)           By Executive at any time without Good Reason upon fourteen (14) days advance written notice;

(iii)          By Focus for “Cause” (as defined below) immediately upon written notice to Executive;

(iv)          By Focus in the event of Executive’s “Disability” (as defined below);

(v)           Automatically upon Executive’s death;

(vi)          By Focus at any time, with or without notice, as specified by Focus, for any reason other than termination for Cause or Disability (“without Cause”).

8.             Consequences of Termination.

(a)           Termination for Cause or Resignation Without Good Reason. If (i) Executive’s employment is terminated by Focus for “Cause” or (ii) Executive resigns without Good Reason, then (x) Focus shall pay the Executive his base salary, as described in Section 3 above, to the date of termination, and commissions earned through the date of termination as defined by the applicable commission plan then in effect and (y) Executive shall not be entitled to any other salary, bonus compensation or fringe benefits after the date of termination, except the right to receive benefits which have become vested under any benefit plan or to which Executive is entitled as a matter of law.

(b)           Resignation for Good Reason or Termination Without Cause. If Executive (i) resigns his employment for Good Reason or (ii) is terminated by Company without Cause, and (iii) executes the Company’s standard release of claims agreement, then, immediately following the date of Executive’s termination of employment and the exhaustion of any revocation period contained in said release, Company will continue payment of Executive’s Salary (at the same rate existing prior to the termination) for a period of six (6) months (“the Severance Period”) pursuant to Focus’ normal payroll practices. In addition, (i) Focus shall either pay directly or reimburse Executive for premiums incurred in connection with continuation of coverage under the Company’s health, dental, disability and life insurance plans to which Executive is entitled in accordance with applicable law for the Severance Period and (ii) Focus shall pay Executive all bonus compensation otherwise due for the applicable fiscal year of termination, prorated to the date of termination of employment; provided, however, such bonus compensation shall be payable only in accordance with and at the times of the regularly scheduled bonus compensation payment that Executive would have otherwise been subject to prior to termination and (iii) any and all unvested stock options and/or restricted stock in

Executive’s name shall immediately become fully vested and exercisable, provided that, regardless of the terms of any option or stock purchase agreement between the Company and Executive, absent a separate signed written agreement between Company and Executive which specifically references this provision of this Agreement, no exercise shall occur more than six months after such termination and in no event after the expiration of such option. In the event of Executive’s subsequent death after his termination by Focus without Cause or by Executive or for Good Reason, Focus shall continue to pay the same payments and benefits as to which Executive was entitled at the date of his death to Executive’s surviving spouse, or if Executive is unmarried at the time, then to Executive’s estate.

(c)           Termination in the Event of Death or Disability. If Executive’s employment terminates due to Executive’s death or if Focus terminates Executive’s employment due to Executive’s Disability, then Focus will pay Executive’s salary to Executive or his legal representative for the remainder of the month in which his employment is so terminated. In the circumstance described in the immediately preceding sentence, Executive, his estate or his qualified representative(s) will be entitled to receive all applicable Disability and other benefits, such as continued health or Disability coverage or life insurance proceeds, provided in accordance with the terms and conditions of any health, life, disability, or other Company benefit plans or in accordance with applicable law. In addition, bonus compensation shall be calculated and paid in the manner described in Section 8(b) above.

(d)           Suspension of Payment. Notwithstanding anything herein to the contrary, if Executive is in violation of any provision of Section 9, 10, 11 or 12 below, Focus shall have no obligation to make payment(s) under Section 8(b) of this Agreement if Focus has determined in good faith that such a violation(s) has occurred or is occurring. If it is later established through arbitration or other judicial proceeding that no such violation occurred, Focus shall agree to pay to Executive any such amount withheld from or not paid during such period.

(e)           No Mitigation. Executive will be under no obligation to mitigate damages by seeking other employment, and there will be no offset against the amounts due Executive under this Agreement, except as specifically provided in Section 8(d) above or for any other claims which Focus may have against Executive.

(f)            Change of Control. If (A) there is a “Change of Control” of Focus, as defined in this Agreement, and (B) (i) Executive is terminated by Focus for any reason other than for “Cause,” or (ii) Executive terminates his employment for “Good Reason,” in each case within twelve (12) months of the date of such Change of Control transaction, then Executive shall, after the execution of the Company’s standard release of claims agreement and the exhaustion of any revocation period contained in such release, be entitled to a continuation of salary, bonus compensation and full benefits for six (6) full months following the effective date of such termination (“the Change of Control Severance Period”). Upon such termination, notwithstanding any provision of any other agreement between Company and Executive, any and all unvested Company stock or options in Executive’s name shall immediately vest in full and be exercisable, provided that, regardless of the terms of any option or stock purchase agreement between the Company and Executive, absent a separate signed written agreement between Company and

Executive which specifically references this provision of this Agreement, no exercise shall occur more than six months after such termination and in no event after the expiration of such option. All salary, bonus, other Company compensation payments and other benefits shall be made or provided, as applicable, in accordance with the existing payment and benefit schedules or policies of Focus at the time of such termination. For purposes of this Change of Control provision, during the Change of Control Severance Period, Executive shall not be obligated to perform any duties but he shall remain bound by all of his other common law and contractual obligations hereunder.

(g)           Survival of Provisions. The obligations of confidentiality and assignment of inventions under Section 9 and the obligations of Confidential Information and assignment of inventions, non-solicitation and non-disparagement under Sections 9, 10, 11 and/or 12 hereof shall survive the termination of this Agreement for any reason.

9.             Confidential Information and Assignment of Inventions.

(a)           Executive will not disclose to a third party or use for his personal benefit confidential information of Focus. “Confidential Information” means any information used or useful in Focus’ business that is not generally known outside of Focus and that is proprietary to Focus relating to any aspect of Focus’ existing or reasonably foreseeable business which is disclosed to Executive or conceived, discovered or developed by Executive. Confidential Information includes, but is not limited to: product designs including drawings and sketches, manufacturing materials, plant layouts, tooling, sales marketing plans or proposals, customer information, customer lists, raw material sources, manufacturing processes, price, financial, accounting and cost information, clinical data, administrative techniques and documents and information designated by Focus as “Confidential.” Executive shall also comply with the terms of any Confidentiality Agreement by which Focus is bound to a third party as well as the Company’s Confidential Information and Invention Assignment Agreement.

(b)           Executive grants to Focus the exclusive ownership of all reports, drawings, blueprints, data writings, and technical information made by Executive alone or with others during the term of his employment, whether or not made or prepared in the course of his employment, that relate to apparatus, compositions of matter or methods pertaining to Focus business. Executive acknowledges that all such reports, drawings, blueprints, data writings and technical information are the property of Focus.

(c)           Executive will promptly disclose to Focus in writing all inventions and proprietary information which he alone or with others conceives, generates, or reduces to practice, during or after working hours while an employee of Focus and for six (6) months following Executive’s termination of employment with respect to work performed by Executive for Focus. All such inventions and proprietary information shall be the exclusive property of Focus and are assigned to Focus. This Agreement shall not apply to any invention for which no equipment, supplies, facility, or trade secret information of Focus was used, and which was developed entirely on Executive’s time, and (1) which does not relate (a) directly to the business of Focus, or (b) to Focus’ actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for Focus.

(d)           At Focus’ expense, Executive shall give Focus all assistance it reasonably requires to perfect, protect, and use its rights to inventions and proprietary information. In particular, but without limitation, Executive will sign all documents, do all things, and supply all information that Focus may deem necessary or desirable to (1) transfer or record the transfer of Executive’s entire right, title and interest in inventions and proprietary information; and (2) enable Focus to obtain patent, copyright, or trademark protection for inventions anywhere in the world. Executive understands that the provisions of this Section 9 do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B).

10.           Non-Competition. During the Term, Executive shall not, directly or indirectly, either as an Executive, consultant, agent, principal, partner, stockholder (except in a publicly held company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the then current or anticipated business of Focus.

11.           Non-Solicitation. In addition to any obligations Executive may have under separate written agreement with Company attached hereto as Exhibit C, during the Term of his employment with Focus and any Severance Period or Change of Control Severance Period, and for a period of one (1) year after termination of such employment or end of any Severance Period or Change of Control Severance Period, whichever is later, Executive will not, directly or indirectly, solicit, hire or otherwise engage, on his own behalf or on behalf of another person or entity, the services of any person who is an employee of Focus.

12.           Non-Disparagement. During and after the termination or expiration of this Agreement, Executive shall not make any negative or disparaging remarks or comments (either oral or written) about Focus, its affiliated or related companies, or any other foregoing entity’s directors, officers, employees, agents, services or products, and Focus agrees not to make any negative or disparaging remarks or comments (either oral or written) about Executive. Notwithstanding the foregoing, each of the parties is entitled accurately to describe their past relationship to potential employers, partners or affiliates of Executive or potential partners or affiliates of Focus.

13.           Arbitration.

(a) Any controversy between Focus and Executive involving the construction or application of any of the terms, provisions or conditions of this Agreement or the breach thereof shall be settled by final and binding arbitration by a single arbitrator to be held in Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA Rules) then in effect. The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law, including injunctions.

(b)           Notwithstanding anything to the contrary in the AAA Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the Parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Consistent with applicable law, Executive and the Company shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Discrimination Claim”), or where otherwise required by law, shall split equally the fees and administrative costs charged by the arbitrator and AAA. In disputes where Executive asserts a Statutory Discrimination Claim against the Company, or where otherwise required by law, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

(c)           The decision of the arbitrators will be final, conclusive and binding on the Parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and AAA. In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

14.           Certain Definitions. For purposes of this Agreement, the following terms will have the meaning set forth below:

(a)           Cause. “Cause” means that Executive has: (i) committed an act of dishonesty, fraud or breach of trust involving the business of Focus; (ii) willfully failed to follow any material policy or material instructions of Focus, his or her supervisor or its CEO provided such are lawful and not a violation of public policy; (iii) been indicted for or convicted of any felony; (iv) engaged in any gross misconduct, such as sexual harassment, material violations of applicable law or defalcations in the performance of or in connection with the Executive’s duties or employment by Focus; or (v) otherwise breached material obligations under this Agreement.

(b)           Change in Control. “Change in Control” means a change in control of Focus of a nature that would be required to be reported on form 8-K under SEC regulations pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided, that, without limiting the foregoing, a “Change in Control” shall be deemed to have occurred at such times as (i) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of Focus’ outstanding securities ordinarily possessing the right to vote for the election of directors; (ii) there ceases to be a majority of the Board of Directors comprised of the individuals described in the next sentence, or (iii) Focus disposes of all or substantially all of its assets. For purpose of this paragraph, “Board of Directors” shall mean individuals who on the date hereof constituted the Board of Directors and any new directors who subsequently are elected or nominated for election by majority of the directors who held such office immediately prior to Change in Control. The foregoing shall not apply to an internal reorganization of the Company.

(c)           Disability. “Disability” means that Executive satisfies the conditions to be eligible for benefits under the disability plan maintained by Focus, whether or not Executive is then covered by such plan.

(d)           Good Reason. “Good Reason” means Focus, without Executive’s consent: (i) during the Term of his employment at Focus, requires Executive to relocate his principal residence more then fifty (50) miles from such officer’s principal residence on the Commencement Date of this Agreement; or (ii) a substantial change in Executive’s duties and responsibilities; or (iii) at any time reduces Executive’s base compensation or material reduction in benefits in a manner which does not proportionally apply to other senior executives; or (iv) at any time otherwise materially breaches its obligations under this Agreement; provided, however, that upon notification of a “Good Reason” event, Focus shall have thirty (30) days from its receipt of notice of such Good Reason to remedy and cure such event, in which case of remedy or cure, the Good Reason shall be deemed to be null and void.

15.           Miscellaneous.

(a)           Entire Agreement. This Agreement, and any other agreement specifically referenced herein, constitutes the entire agreement between the parties with respect to its subject matter, and supersedes, merges and voids all previous agreements, representations and warranties, written or oral, between the parties with respect to such subject matter. All other prior employment agreement(s) between Executive and Focus are hereby terminated and of no further force or effect. Except as otherwise provided herein to Executive’s benefit, this Agreement shall not amend, modify, supersede or otherwise affect the terms of any stock or option agreement(s), stock sale or sale restriction agreement(s) and any confidentiality, non-disclosure, non-competition and inventions agreement(s) to which Executive is a party with Focus.

(b)           No Oral Modifications. This Agreement may only be modified in a writing signed by the Executive and an officer of Focus expressly authorized by Focus to modify this Agreement.

(c)           Personal Agreement. This Agreement shall be binding upon and inure to the benefit of Focus. This Agreement shall be binding upon Executive, his heirs and personal and legal representative. This Agreement may not be assigned by Executive.

(d)           No Waiver. No failure by either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy. The covenants and agreements set forth herein may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof.

(e)           Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, other than the payment of money for the Executive’s’ Term of employment, were not performed in accordance with their specific terms or are otherwise breached or threatened to be breached. In the event of any breach or threatened breach, Executive acknowledges that damages will be insufficient remedy to Focus in the event of a violation of Section 9, 10, 11 and/or 12 of this Agreement, and in the event of such breach or threatened breach of this Agreement, Focus shall be entitled to seek injunctive relief, without the necessity of posting bond, through a court of competent jurisdiction to enforce the provisions of such Sections in addition to any other rights or remedies available to Focus.

(f)            Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the Company or to which the Company assigns the Agreement by operation of law or otherwise.

(g)           Survival. Notwithstanding any contrary provision of this Agreement, upon termination or expiration of this Agreement for any reason, the covenants and obligations set forth in Sections 6, 8 (including the applicability thereto of Sections 3 and 4), 9, 10, 11, 12, 13, 14 and 15 shall survive any termination of this Agreement or Executive’s employment hereunder until such covenants and agreements are fully satisfied and require no further performance or forbearance, or the rights of a party expire on the specific date by the terms hereof.

(h)           Adjustment of Restrictions. If any provision of Section 9, 10, 11 and/or 12 of this Agreement is found by a court or arbitrator to be unenforceable under applicable law because one or more provisions are over broad or otherwise not enforceable in the form as set forth herein, then the court or arbitrator shall have the power to revise the terms of this Agreement to the extent necessary to make the provisions hereof enforceable.

(i)            Governing Law. This Agreement shall be governed by the laws of the State of California without giving effect to the conflicts of law provisions of any jurisdiction which would cause this Agreement to be governed by the laws of any jurisdiction other than those of the State of California.

(j)            Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement and any schedules and exhibits hereto, if any, may be executed and delivered by facsimile signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

(k)           Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by both parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS OF THIS AGREEMENT, the parties have signed below.

EXECUTIVE

/s/ Michael Conway

Dated: March 31, 2005

FOCUS ENHANCEMENTS INC.

By:	/s/ Brett Moyer

Its: President & CEO

Dated: March 31, 2005